Rider - Enhanced Death Benefit Rider

The purpose of this rider is to provide a guaranteed minimum death benefit. This Rider may be cancelled only under certain conditions disclosed below. Termination of the Contract results in termination of this Rider. Termination of the Rider or the Contract will result in termination of the Death Benefit Enhancement under this guarantee.

The Penn Insurance and Annuity Company (“We”, “Us”, or “Our”) agrees, subject to and in accordance with the provisions of this Rider, to provide the Death Benefit Enhancement described below. The Rider is a part of the Contract to which it is attached. It is subject to all of the provisions of the Contract unless stated otherwise in the Rider. Provisions of the Rider will apply in lieu of any Contract provisions to the contrary. Unless otherwise stated, a capitalized term not defined in this Rider has the meaning set forth in the Contract or other rider or endorsement, as applicable.

The Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Termination provision of the Rider.

Covered Life – Covered Life is a person upon whose age / lifetime the features and benefits of the Rider are based.

The Rider only covers natural persons named in the Contract, and the Covered Life(ves) (up to two) must be designated at Contract issue. The Annuitant must be a Covered Life. If a Joint Annuitant is named in the Contract, the Joint Annuitant must also be a Covered Life and only a Joint Life Guarantee is available. If there is only one Annuitant, a Joint Life Guarantee is available with a Contingent Annuitant designated as the second Covered Life. Covered Life(ves) under the Rider will be listed in Section 1. Covered Life(ves) cannot be changed after the Rider Effective Date.

Single Life Guarantee – A Single Life Guarantee is issued when a sole Covered Life is specified in Section 1. The Covered Life under the Single Life Guarantee must be the sole Annuitant. Any Death Benefit Enhancement under the Rider is payable on death of the Covered Life.

Joint Life Guarantee – A Joint Life Guarantee is issued when two Covered Lives are specified in Section 1. One Covered Life must be the Annuitant, and the second Covered Life must either be a Joint Annuitant or a Contingent Annuitant. At least one Covered Life must be a Contract Owner, and any non-Owner Covered Life must be the sole primary Beneficiary. If Covered Lives are both Owners, the Covered Lives must be each other’s sole primary Beneficiary. Any Death Benefit Enhancement under the Rider is payable on death of the last surviving Covered Life. A Joint Life Guarantee may be continued upon Contract Owner’s death only if permitted by federal law.

Converting a Single Life Guarantee to a Joint Life Guarantee – A Single Life Guarantee cannot be converted to a Joint Life Guarantee. A second Covered Life may not be added after the Rider Effective Date.

Converting a Joint Life Guarantee to a Single Life Guarantee – While both Covered Lives are living, and provided that all Owner / Annuitant designation requirements outlined in the Contract are satisfied, a Covered Life may be removed from the Contract by the Contract Owner(s) and the Rider will be converted to a Single Life Guarantee. No additional Covered Life may be added in the future.

Issue Age Requirements – The Single Life Guarantee is available only if the Covered Life satisfies the issue age requirements as of the Rider Effective Date. The Joint Life Guarantee is available only if both Covered Lives satisfy the issue age requirements as of the Rider Effective Date. A Covered Life must always meet issue age requirements at time of designation. Issue age requirements for the Rider are listed in Section 1 and determined by the Age Nearest Birthday of the Covered Life(ves).

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Death Benefit Enhancement – Prior to the Annuity Date and upon receipt of due proof of the death of the Covered Life for Single Life Guarantees, or the last death of the Covered Lives for Joint Life Guarantees, and other necessary documents required to process the claim, We will pay the beneficiary a Death Benefit Enhancement in addition to the Standard Death Benefit provided in the Contract to which this Rider is attached. The Death Benefit Enhancement is equal to the remaining Enhanced Death Benefit Base (which is calculated as described below for purposes of determining the Death Benefit Enhancement) minus the Standard Death Benefit payable under the Contract. The Death Benefit Enhancement cannot be less than zero. The maximum Death Benefit Enhancement is specified in Section 1 and will apply at the time the Death Benefit Enhancement is calculated. The Enhanced Death Benefit Base is calculated independently of the Contract Value or any other benefit base. The Death Benefit Enhancement, if any, will be payable until the earlier of:

1.	The (younger) Covered Life reaches the Maturity Age or the Annuity Date (if earlier), or
2.	The date upon which the Contract Value reduces to zero

Enhanced Death Benefit Base – The Enhanced Death Benefit Base is the amount used to determine the value of the Death Benefit Enhancement.

The Enhanced Death Benefit Base cannot be withdrawn in a lump sum.

The Enhanced Death Benefit Base is determined as follows:

On the Rider Effective Date, the Enhanced Death Benefit Base is equal to the Purchase Payments received by Us.

After the Rider Effective Date, the Enhanced Death Benefit Base will increase with Subsequent Purchase Payments, may Step-Up to the Contract Value, and will decrease for withdrawals.

Automatic Step-Up of Enhanced Death Benefit Base – A Step-Up is an increase of the Enhanced Death Benefit Base to an amount equal to 100% of the Contract Value. The Enhanced Death Benefit Base will be evaluated for Step-Up opportunity on each Contract Anniversary until the Contract Anniversary following the date on which the (younger) Covered Life reaches the Maximum Step-Up Age (specified in Section 1). If the Contract Value at the time of evaluation is greater than the current Enhanced Death Benefit Base, the Enhanced Death Benefit Base will automatically Step-Up to Contract Value.

Effect of Withdrawals on Enhanced Death Benefit Base – The Enhanced Death Benefit Base will be reduced for withdrawals by the greater of (a) and (b), where:

(a)	is the withdrawal amount, and
(b)	is the withdrawal amount multiplied by the ratio of (1) and (2), where:
(1)	is the Enhanced Death Benefit Base immediately prior to the withdrawal, and
(2)	is the Contract Value immediately prior to the withdrawal.

Effect of Partial Annuitization on Enhanced Death Benefit Base – Partial Annuitization will reduce the Enhanced Death Benefit Base and the Contract Value in the same manner as withdrawals (described above).

Effect of Subsequent Purchase Payments – The Enhanced Death Benefit Base will be increased dollar-for-dollar for all Subsequent Purchase Payments. Purchase Payments made on Contract Anniversary are credited to the Enhanced Death Benefit Base after evaluation for whether an Automatic Step-Up takes place.

Effect of Enhanced Death Benefit Base or the Contract Value Reducing to Zero – The Enhanced Death Benefit Rider will terminate once the Enhanced Death Benefit Base or the Contract Value is reduced to zero.

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Required Minimum Distributions (RMDs) – If the Contract is subject to required minimum distributions (subject to IRS rules and regulations), and the Contract has been in effect through at least one calendar year-end, the Contract Owner can elect required minimum distribution (RMD) withdrawals, which can be taken either as a one-time withdrawal or systematically. RMD calculations will be limited to this Contract only.

Effect of Required Minimum Distributions on Death Benefit Enhancement – Required Minimum Distributions do not receive any special treatment under the Death Benefit Enhancement portion of this Rider. Required Minimum Distribution withdrawals will reduce the Enhanced Death Benefit Base as described in the “Effect of Withdrawals on Enhanced Death Benefit Base” provision.

Investment Allocation Options – The initial investment allocation restrictions for this Rider are shown in Section 1. If the Company requires investment allocation restrictions in the future, or if there is a change to any existing restrictions, the Contract Owner will be notified in writing 60 days prior to the changes becoming effective. The new investment allocation restrictions will apply to existing and new purchasers of this benefit. If any investment allocation restrictions are required, the Company reserves the right to add or change the restrictions and the way they are administered in the future. If you terminate the Rider, you will no longer be subject to these investment allocation limitations and restrictions.

Rider Charge – The initial Rider Charge is in effect on the Rider Effective Date (both specified in Section 1). The Rider Charge is expressed as an annual percentage of the Enhanced Death Benefit Base. One fourth of the annual Rider Charge will be multiplied by the average monthly Enhanced Death Benefit Base for the quarter and this amount will be deducted quarterly from the Contract Value on the date(s) specified in Section 1. Rider Charges will be deducted until the Annuity Date.

The Rider Charge will be deducted from the subaccounts of the Variable Account pro-rata based on the fund allocation at the time of deduction. We will deduct any accrued, but uncollected Rider Charges on the date the Contract is surrendered. In addition, upon payment of any death benefit associated with the Contract, the death benefit payable will be reduced by the accrued Rider Charges. No Rider Charge will be imposed upon annuitization, or deducted after the Annuity Date.

On the date of an Automatic Step-Up of the Enhanced Death Benefit Base to the Contract Value, the Rider Charge may be increased, but by no more than the Maximum Rider Charge Increase specified in Section 1, and will not be greater than the Rider Charge applicable to the class of Contract Owners then electing this Rider. The Rider Charge will not exceed the Maximum Rider Charge specified in Section 1. The Contract Owner will be notified, in writing, 60 days before an applicable Rider Charge increase and can reject the Rider Charge increase and thus terminate the Rider by sending, at least 30 days prior to a Contract Anniversary, a written request to Us to do so.

Rider Changes – For any written change request accepted by Us, We will send a confirmation of the change to the Contract Owner.

Impact of Death – The Rider will terminate upon the death of a sole Covered Life for a Single Life Guarantee, or last death of both Covered Lives for a Joint Life Guarantee. The death benefit, including any Death Benefit Enhancement provided by this Rider, will then be distributed as described below.

The Death Benefit Enhancement is payable upon the death of a sole Covered Life, or the last death of two Covered Lives. The amount payable is the Death Benefit Enhancement, which is the amount by which the Enhanced Death Benefit Base exceeds the Standard Death Benefit payable under the Contract. The Death Benefit Enhancement amount is determined as of the date We receive proof of death of the Covered Life (both Covered Lives for a Joint Life Guarantee) such as a death certificate or other official document establishing death, and other documents required to process the claim.

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If the Enhanced Death Benefit Base is less than or equal to the Standard Death Benefit, no Death Benefit Enhancement is payable. The maximum Death Benefit Enhancement amount is listed in Section 1 (this cap will apply at the time the death benefit is calculated). The Death Benefit Enhancement will be payable before the Annuity Date, until the (younger) Covered Life under the Rider reaches the Maturity Age, or until the Contract Value reaches zero, if earlier.

Under a Single Life Guarantee, if the sole Contract Owner is also the sole Annuitant and sole Covered Life, then:

(a)

Upon the death of the sole Contract Owner / Annuitant / Covered Life, the Standard Death Benefit, including any Death Benefit Enhancement payable under the Rider, will be paid to the Contract Owner’s Beneficiary. If permitted by federal law, a spouse of the deceased Contract Owner may exercise Spousal Step-In according to the terms of this Contract, but the Rider will terminate.

Under a Single Life Guarantee, if the sole Contract Owner is not the sole Annuitant and Covered Life, then:

(a)

Upon Contract Owner’s death, Contract Value will be paid as a death settlement to the Contract Owner’s Beneficiary according to the terms of the Contract. The surviving Annuitant/Covered Life (as spousal Beneficiary) may also choose to exercise Spousal Step-In according to the terms of this Contract if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death), and the Rider will continue.

(b)

Upon Annuitant’s death, the Standard Death Benefit, including any Death Benefit Enhancement payable under the Rider, will be paid to the surviving Contract Owner, who is deemed to be sole primary Beneficiary under the Beneficiary provision of the Contract. A surviving spousal Contract Owner may also choose to exercise Spousal Step-In according to the terms of this Contract if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death), but the Rider will terminate.

(c)

Upon Annuitant’s death where the Contract Owner is an entity, the Standard Death Benefit, including any Death Benefit Enhancement payable under the Rider, will be paid to the Contract Owner’s Beneficiary.

Under a Single Life Guarantee on a jointly owned Contract:

(a)

Upon death of a sole Annuitant who is the Covered Life under the Rider, the Standard Death Benefit, including any Death Benefit Enhancement payable under the Rider, will be paid to the surviving Contract Owner, who is deemed to be sole primary Beneficiary under the Beneficiary provision of the Contract. The surviving spousal Contract Owner may also choose to exercise Spousal Step-In according to the terms of this Contract if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death), but the Rider will terminate.

(b)

Upon death of the Contract Owner who is not the Annuitant and sole Covered Life, the surviving spousal Contract Owner, who is also the sole Annuitant and the Covered Life under the Rider, may continue the Contract and the Rider if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death). Surviving Contract Owner may also choose to receive the Contract Value as a death settlement.

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Under a Joint Life Guarantee, if the sole Contract Owner is the sole Annuitant, then:

(a)

Upon death of the Covered Life who is the sole Annuitant and the Contract Owner, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Standard Death Benefit (and thus terminate the Contract and the Rider) or continue the Contract (under Spousal Step-In) and the Enhanced Death Benefit Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

(b)

Upon death of the Covered Life who is designated as the Contingent Annuitant and who is not the Contract Owner, no death benefit is payable, and the Contract Owner may continue the Contract and the Rider as sole Annuitant and Covered Life.

Under a Joint Life Guarantee, if the sole Contract Owner is the Contingent Annuitant named in the Contract, then:

(a)

Upon death of the Annuitant who is not the Contract Owner, the surviving Contract Owner (as sole primary Beneficiary) may choose to receive the Standard Death Benefit (and thus terminate the Contract and the Rider). The Contract Owner who is also the surviving Covered Life, may instead become the Annuitant and continue the Contract and the Rider as-is.

(b)

Upon death of the Contract Owner who is also the Contingent Annuitant in the Contract, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value as a death settlement (and thus terminate the Contract and the Rider), or continue the Contract (under Spousal Step-in) and the Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

Under a Joint Life Guarantee, if there is only one Contract Owner and Joint Annuitants are named in the Contract:

(a)

Upon death of the Annuitant or Joint Annuitant who is also the Contract Owner, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value as a death settlement (and thus terminate the Contract and the Rider), or continue the Contract (under Spousal Step-In) and the Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death). The Standard Death Benefit is not payable until the later death of Annuitant and Joint Annuitant.

(b)

Upon death of the Covered Life who is not the Contract Owner and is named as Annuitant or Joint Annuitant, no death benefit is payable, and the Contract Owner may continue the Contract and Rider as sole Annuitant and Covered Life.

Under a Joint Life Guarantee on a jointly owned Contract with a sole Annuitant:

(a)

Upon death of the sole Annuitant, the surviving Contract Owner, who is also the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Standard Death Benefit (and thus terminate the Contract and the Rider), or continue the Contract (under Spousal Step-In) and the Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

(b)

Upon death of the Contract Owner named as Contingent Annuitant who is also a Covered Life, the surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value as a death settlement (and thus terminate the Contract and the Rider), or continue the Contract (under Spousal Step-In) and the Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

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Under a Joint Life Guarantee on a jointly owned Contract with Joint Annuitants:

(a)

Upon first death, the surviving Contract Owner who is also the surviving Annuitant and surviving Covered Life, as sole primary Beneficiary, may choose to receive the Contract Value (and thus terminate the Contract and the Rider), or continue the Contract (under Spousal Step-In) and the Rider as-is if permitted by federal law (subject to IRS requirements for distribution upon Contract Owner’s death).

(b)	Upon later death, the Standard Death Benefit, including any Death Benefit Enhancement payable under this Rider, will be paid to the Contract Owner’s Beneficiary(ies).

Periodic Reports – We will furnish the Contract Owner with periodic reports. The periodic reports will be provided at least annually without charge and will provide current information as of a date not more than four months prior to the date of mailing.

Reports will contain at least the following information:

(1)	Enhanced Death Benefit Base,
(2)	Death Benefit Enhancement.

Additional status reports will be made available to the Contract Owner upon request for a fee that will not exceed the amount stated in Section 1.

Termination of the Rider – Upon the earliest of the following, the Enhanced Death Benefit Rider will be terminated, but the Contract will remain in force:

(a)	At any time on or after the first Contract Anniversary, immediately following receipt by Us of a written request by the Contract Owner to terminate the Rider;
(b)	Upon a change in ownership (or any assignment) of the Contract unless:
(1)	The new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person, such as:
i.	an individual ownership changed to a personal revocable trust, or
ii.	an eligible spousal Beneficiary who is also the surviving Covered Life elects to become the Successor Owner of the Contract and the Rider upon Owner / Annuitant’s death, or
iii.	a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, or
iv.	a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; or
(2)	The assignment is for the purposes of effectuating a 1035 exchange of the Contract;
(c)	Spousal Step-In of a Contract with a Single Life Guarantee upon the Contract Owner’s death (where the Contract Owner is the sole Covered Life);
(d)	Annuitization under the Base Contract or, if applicable, Annuitization under the Guaranteed Income Rider or Accumulation Income Rider.

Charges for the Rider stop accruing, and any investment allocation restrictions cease upon Rider termination.

If the Contract is terminated, the Rider will also be terminated. Both the Contract and the Rider will terminate upon the earliest of:

(a)	Full surrender of the Contract;
(b)	The Death Benefit is paid as described in the Contract;
(c)	The Contract Value is reduced to zero;
(d)	Enhanced Death Benefit Base is reduced to zero.

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Rider Effective Date – The Rider Effective Date is the same as the Contract Date.

The Penn Insurance and Annuity Company

Thomas H. Harris

President

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